UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 20, 2021

Albertsons Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39350	47-4376911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd.

Boise, Idaho 83706

(Address of principal executive office and zip code)

(208) 395-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	ACI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 20, 2021 (the “Effective Date”), Albertsons Companies, Inc. (the “Company”) and certain of its subsidiaries entered into a Fourth Amended and Restated Asset-Based Revolving Credit Agreement (the “Restated Credit Agreement”) pursuant to which its existing Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018, as amended prior to the Effective Date (the “Existing Credit Agreement”), by and among the Company, certain subsidiaries of the Company as borrowers or guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, was amended and restated in its entirety.

The Restated Credit Agreement provides for a $4.0 billion senior secured revolving credit facility (the “ABL Facility”), with a $1.5 billion letter of credit subfacility and a $250 million swingline loan subfacility, subject to a borrowing base (described below). In addition, the Restated Credit Agreement also permits the Company to increase the commitments under the Restated Credit Agreement from time to time by up to $1.5 billion, subject to, among other things, the receipt of additional commitments from existing and/or new lenders and excess availability being greater than or equal to $0 on a pro forma basis. As of the Effective Date, there were no revolving loans outstanding and approximately $250 million in outstanding letters of credit under the Restated Credit Agreement. The proceeds of the loans under the Restated Credit Agreement may be used for working capital and general corporate purposes.

The ABL Facility bears interest, at the Company’s option, at (i) the base rate, plus an applicable margin equal to (a) 0.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 50% of the aggregate commitments), or (b) 0.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 50% of the aggregate commitments), or (ii) LIBOR (based on one, three, six, and if available by all lenders, twelve-month interest periods), plus an applicable margin equal to (x) 1.25% (if daily average excess availability during the most recently ended fiscal quarter is greater than or equal to 50% of the aggregate commitments), or (y) 1.50% (if daily average excess availability during the most recently ended fiscal quarter is less than 50% of the aggregate commitments). The base rate means the highest of the prime rate, the federal funds rate plus a margin equal to 0.50%, the LIBOR rate for a 1-month interest period plus a margin equal to 1.0%, and 1.0%. The ABL Facility also provides for a successor rate to be determined when LIBOR is no longer available. If not paid when due, the ABL Facility bears interest at the rate otherwise applicable to such loans at such time plus an additional 2.0% per annum during the continuance of such payment event of default and the letter of credit fees increase by 2.0%. Other overdue amounts bear interest at a rate equal to the rate otherwise applicable to such revolving loans bearing interest at the base rate at such time, plus 2.0% until such amounts are paid in full. Interest is due and payable in arrears on the first business day of each month for loans bearing interest at the base rate and at the end of an interest period (or at each three-month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the LIBOR rate.

Certain customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees are payable to the lenders and the agents under the Restated Credit Agreement, including a commitment fee on the average daily unused amount of the ABL Facility, in an amount equal to 0.25% per annum.

The Company may borrow, repay and reborrow the loans under the ABL Facility until December 20, 2026, at which time the commitments will terminate and all outstanding loans, together with all accrued and unpaid interest, must be repaid. The Company may prepay the loans and terminate the loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans.

The amount of loans and letters of credit available under the Restated Credit Agreement is limited to the lesser of the aggregate commitments under the Restated Credit Agreement or an amount determined pursuant to a borrowing base. The borrowing base at any time is equal to 90% of eligible credit card receivables, plus 90% of the net amount of eligible pharmacy receivables, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible inventory (other than perishable inventory) multiplied by the book value thereof, plus 90% (or 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) of the “net recovery percentage” of eligible perishable inventory multiplied by the book value thereof (subject to a cap of 25% of the borrowing base), plus 85% of the product of the average per script net orderly liquidation value of the eligible prescription files of the borrowers and the guarantors thereunder (the “ABL Eligible Pharmacy Scripts”), multiplied by the number of such ABL Eligible Pharmacy Scripts (subject to a cap of 30% of the borrowing base), minus eligibility reserves. The eligibility of accounts receivable, inventory and prescription files for inclusion in the borrowing base will be determined in accordance with certain customary criteria specified in the Restated Credit Agreement, including periodic appraisals.

Subject to certain exceptions as set forth in the Restated Credit Agreement, the amounts outstanding under the Restated Credit Agreement are guaranteed by each of the Company’s existing and future direct and indirect wholly-owned domestic subsidiaries that are not borrowers.

Subject to certain exceptions as set forth in the Restated Credit Agreement, the obligations under the Restated Credit Agreement are secured by a first priority security interest in and lien on substantially all assets of the Company, each other borrower and each guarantor.

The Restated Credit Agreement contains various affirmative and negative covenants (in each case, subject to customary exceptions as set forth in the Restated Credit Agreement), applicable to the Company and its restricted subsidiaries, to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay other indebtedness; (iv) make certain restricted payments, including the payment of dividends; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict dividends and distributions from subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any organizational documents or material indebtedness; (xi) change lines of business; or (xii) make certain accounting changes.

The Restated Credit Agreement provides that if (i) excess availability is less than (a) 10% of the lesser of the aggregate commitments and the then-current borrowing base at any time or (b) $250 million at any time or (ii) an event of default is continuing, the Company and its restricted subsidiaries, on a consolidated basis, must maintain a fixed charge coverage ratio of 1.0:1.0 from the date such triggering event occurs until such event of default is cured or waived, if the triggering event arises as a result of (i) above, and/or the 30th day that all such triggers under (i) above no longer exist.

The Restated Credit Agreement contains customary events of default (subject to exceptions, thresholds and grace periods as set forth in the Restated Credit Agreement), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults and cross-accelerations with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) material judgments; (ix) certain ERISA matters; and (x) certain change of control events.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Fourth Amended and Restated Asset-Based Revolving Credit Agreement, dated as of December 20, 2021, by and among Albertsons Companies, Inc. certain of its subsidiaries signatory thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc. (Registrant)

Dated: December 23, 2021	By:	/s/ Juliette W. Pryor
	Name:	Juliette W. Pryor
	Title:	Executive Vice President, General Counsel and Secretary